EXHIBIT 99.2

Press Release

Contact:                 United Community Bancorp
William F. Ritzmann, President and Chief Executive Officer
(812) 537-4822

United Community Bancorp Reports First Quarter Results

Lawrenceburg, Indiana – October 29, 2010 – United Community Bancorp (the “Company”) (Nasdaq:  UCBA), the holding company for United Community Bank (the “Bank”), today reported earnings of $271,000, or $0.04 per diluted share, for the quarter ended September 30, 2010, compared to net income of $222,000, or $0.03 per diluted share, for the quarter ended September 30, 2009.

United Community Bancorp
Summarized Statements of Income
(Unaudited, in thousands, except per share data)
	For the three months ended
	9/30/2010	9/30/2009
Net income	$271	$222
Basic earnings per share	0.04	0.03
Diluted earnings per share	0.04	0.03
Weighted average shares outstanding
Basic	7,687,263	7,612,070
Diluted	7,687,263	7,612,070

Summarized Statements of Financial Condition
	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
(In thousands, as of)	9/30/2010	6/30/2010	3/31/2010	12/31/2009	9/30/2009

ASSETS
Cash and cash equivalents	$44,446	$32,023	$36,740	$18,616	$24,341
Investment securities	119,417	119,958	110,387	84,672	82,439
Loans receivable, net	305,795	309,575	270,621	270,512	272,652
Other Assets	29,475	30,548	22,898	24,575	23,710
Total Assets	$499,133	$492,104	$440,646	$398,375	$403,142

LIABILITIES
Municipal Deposits	$147,010	$121,607	$131,040	$103,498	$114,954
Other Deposits	290,169	308,573	247,694	233,419	225,912
FHLB Advances	2,583	2,833	3,083	3,333	3,583
Other Liabilities	3,694	3,611	3,063	2,789	3,100
Total Liabilities	443,456	436,624	384,880	343,039	347,549
Total Stockholders' Equity	55,677	55,480	55,766	55,336	55,593
Total Liabilities & Stockholders' Equity	$499,133	$492,104	$440,646	$398,375	$403,142

Summarized Statements of Operations
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	9/30/2010	6/30/2010	3/31/2010	12/31/2009	9/30/2009
	(for the three months ended, in thousands, except per share data)

Interest Income	$5,030	$4,688	$4,716	$4,711	$4,821
Interest Expense	1,635	1,594	1,542	1,588	1,705
Net Interest Income	3,395	3,094	3,174	3,123	3,116
Provision for Loan Losses	719	1,112	451	324	622
Net Interest Income after Provision
for Loan Losses	2,676	1,982	2,723	2,799	2,494
Total Non-Interest Income	995	1,180	749	942	686
Total Non-Interest Expenses	3,251	3,346	2,908	3,069	2,875
Income before Tax Provision (Benefit)	420	(184)	564	672	305
Income Tax Provision (Benefit)	149	(150)	214	196	83
Net Income (Loss)	$271	$(34)	$350	$476	$222
Basic and diluted earnings (loss) per share (1)	0.04	(0.00)	0.05	0.06	0.03

(1) - For all periods shown, United Community MHC has held 4,655,200 shares of outstanding common stock. Since its inception, the MHC has waived receipt of quarterly dividends on common stock.

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	For the three months ended
	9/30/2010	6/30/2010	3/31/2010	12/31/2009	9/30/2009
Performance Ratios:
Return on average assets (1)	0.22%	-0.03%	0.33%	0.47%	0.22%
Return on average equity (1)	1.96%	-0.25%	2.52%	3.44%	1.61%
Interest rate spread (2)	2.83%	2.74%	3.00%	3.09%	3.11%
Net interest margin (3)	2.93%	2.86%	3.15%	3.26%	3.30%
Noninterest expense to average assets (1)	2.63%	3.15%	2.73%	3.03%	2.86%
Efficiency ratio (4)	74.05%	78.29%	74.13%	75.50%	75.62%
Average interest-earning assets to
average interest-bearing liabilities	106.78%	108.55%	109.56%	110.17%	110.26%
Average equity to average assets	11.21%	12.19%	13.04%	13.68%	13.75%

Capital Ratios:
Tangible capital	9.31%	9.17%	11.30%	12.43%	12.16%
Core capital	9.31%	9.26%	11.30%	12.43%	12.16%
Total risk-based capital	16.47%	14.27%	17.61%	18.10%	19.36%

Asset Quality Ratios:
Nonperforming loans as a percent
of total loans	6.11%	3.42%	3.44%	1.48%	1.45%
Allowance for loan losses as a percent
of total loans	1.03%	0.78%	1.73%	1.58%	1.47%
Allowance for loan losses as a percent
of nonperforming loans	16.86%	22.91%	50.11%	106.63%	101.22%
Net charge-offs to average outstanding
loans during the period (1)	0.02%	0.04%	0.03%	0.06%	1.22%

(1) Quarterly income and expense amounts used in ratio have been annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost on average interest-bearing liabilities.

(3) Represents net interest income as a percent of average interest-earning assets.
(4) Represents other expense divided by the sum of net interest income and other income.
(5) The Bank closed on its purchase of three branches from Integra Bank on June 4, 2010. As a result of that purchase the Bank acquired loans with a fair value of $45.9 million. Under ASC 805-20-30, the acquired loans are accounted or at fair value, while there is a credit risk component to the fair value measurement, there is no allowance for loan loss included in this calculation.

Net interest income increased $279,000, or 9.0%, to $3.4 million for the quarter ended September 30, 2010, as compared to $3.1 million for the prior year quarter.  The increase is the result of a an increase in total loans and a decrease in the average interest rate paid on interest bearing liabilities from 1.99% to 1.50%, partially offset by an increase in total deposits and a decrease in the average rate earned on interest earning assets from 5.10% to 4.34%.  Changes in interest rates are reflective of changes in overall market rates.  Increases in loans and deposits are primarily due to the acquisition of three branches from Integra Bank on June 4, 2010.

Noninterest expense increased $376,000, or 13.1%, to $3.3 million for the quarter ended September 30, 2010, from $2.9 million in the prior year quarter.  The increase is primarily the result of higher employee compensation expenses and intangible asset amortization in the current year quarter, partially offset by provision for loss on the sale of real estate owned in the prior year quarter.  The increases in employee compensation expenses and intangible asset amortization are due to the aforementioned branch acquisition.

The provision for loan losses was $719,000 for the quarter ended September 30, 2010, compared to $622,000 for the same quarter in the prior year. On an ongoing basis, Management evaluates the Bank’s allowance for loan loss for adequacy.  As part of this evaluation, Management considers the amounts and types of loans, concentrations, the value of underlying collateral, current economic conditions, and other relevant information, such as the size of the overall portfolio.  Based upon this evaluation, Management calculates the provision for loan loss in the current period.  The increase in the current year quarter is primarily attributable to an increase in nonperforming loans.  Nonperforming loans increased from $10.6 million at June 30, 2010 to $18.7 million at September 30, 2010, compared to a decrease in nonperforming loans from $6.0 million at June 30, 2009 to $4.0 million at September 30, 2009.

Total assets were $499.1 million at September 30, 2010, compared to $492.1 million at June 30, 2010.  The increase is primarily due to a $12.4 million increase in cash, partially offset by a $4.1 million decrease in loans.  The increase in cash is a result of more loans being sold to Freddie Mac in the current quarter.  The decrease in loans is primarily the result of more loans being sold to Freddie Mac in the current year.  Total liabilities were $443.5 million at September 30, 2010, compared to $436.6 million at June 30, 2010.  The increase is a result of a $7.0 million increase in deposits.  The increase in deposits is attributable to increased advertising and promotional efforts in our existing market area.  Total stockholders’ equity was $55.7 million at September 30, 2010, compared to $55.5 million at June 30, 2010.  The increase is primarily the result of an increase of $244,000 in unrealized gains on available for sale securities and net income of $271,000, partially offset by dividends paid of $351,000.

United Community Bancorp is the holding company of United Community Bank, headquartered in Lawrenceburg, Indiana.  The Bank currently operates nine offices in Dearborn and Ripley Counties, Indiana.

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions.  Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors.  These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows, changes in the quality or composition of the Company’s loan or investment portfolios and the Company’s ability to successfully integrate assets, liabilities, customers, systems and personnel of the three branches of Integra Bank it acquired into its operations and the Company’s ability to recognize revenue synergies and cost savings within expected time frames.  Additionally, other risks and uncertainties may be described in the Company’s annual report on Form 10-K, or its quarterly reports on Form 10-Q, which are available through the SEC’s website at www.sec.gov.  Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.